UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CORTLAND BANCORP

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Cortland Bancorp

194 West Main Street

Cortland, Ohio 44410

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

Annual Meeting:	May 24, 2016 10:00 a.m., EDT	Squaw Creek Country Club 761 Youngstown-Kingsville Road Vienna, Ohio 44473

Record Date and Voting:	5:00 p.m., EDT, March 28, 2016. If you were a shareholder of Cortland Bancorp (Cortland) at that time, you may vote at the 2016 Annual Meeting of Shareholders (the Annual Meeting). Each common share entitles the holder to one vote on each matter to be voted on by shareholders at the Annual Meeting. On the record date, Cortland had 4,404,783 common shares outstanding.

Agenda:

1. To elect four directors to serve on the Board for terms of three years each until the 2019 Annual Meeting of Shareholders and thereafter until their successors are elected and qualified.

2. To approve, on an advisory basis, the executive compensation of Cortland’s named executive officers as described in this proxy statement.

3. To ratify the appointment of S.R. Snodgrass, P.C. as Cortland’s independent auditor for the fiscal year ending December 31, 2016.

4. To transact any other business that may properly come before the Annual Meeting.

Proxies:	Unless you specify on the proxy card to vote differently, the management proxies will vote all signed and returned proxies “FOR” election of the Board’s nominees for director, “FOR” approval of executive compensation, and “FOR” ratification of Cortland’s independent auditor. The management proxies will use their discretion on any other matters that may arise. If a named nominee cannot or will not serve as a director, the management proxies will vote for a substitute person nominated by the Board to serve as a director.

Proxies Solicited By:	Proxies are being solicited by the Board. The cost of the solicitation is being borne by Cortland. Proxies will be solicited by mail and may be further solicited, for no additional compensation, by officers, directors, or employees of Cortland and its subsidiaries by mail, telephone, or personal contact. Cortland will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations, and other custodians, nominees, and fiduciaries who are record holders of common shares not beneficially owned by them, for forwarding proxy materials to, and obtaining proxies from, the beneficial owners of such common shares. In addition, we have retained Advantage Proxy to assist us in soliciting proxies. For these services, we will pay Advantage Proxy a fee of $4,750 plus reasonable expenses.

Mailing Date:	We anticipate mailing this proxy statement on or about April 12, 2016.

Revoking Your Proxy:

You may revoke your proxy before it is voted at the Annual Meeting. You may revoke your proxy by:

•     sending written notice revoking your proxy to Lance A. Morrison, Cortland’s Secretary, at 194 West Main Street, Cortland, Ohio 44410, which must be received prior to the Annual Meeting;

•     sending in another signed proxy card with a later date, which must be received by Cortland prior to the Annual Meeting; or

•     attending the Annual Meeting and revoking your proxy in person if your common shares are held in your name. If your common shares are held in the name of your broker, financial institution, or other holder of record, you must bring an account statement or letter from the broker, financial institution, or other holder of record indicating that you were the beneficial owner of the common shares on the record date.

Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 24, 2016: THE PROXY STATEMENT, INCLUDING NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS, AND FORM 10-K ARE AVAILABLE AT

http://www.snl.com/irweblinkx/GenPage.aspx?IID=100699&GKP=203211.

PROXY STATEMENT

PROXY STATEMENT

Cortland Bancorp (Cortland), an Ohio corporation, is registered as a financial holding company and a bank holding company with the Board of Governors of the Federal Reserve System and owns all of the issued and outstanding common shares of The Cortland Savings and Banking Company (the Bank). Cortland’s principal executive offices are located at 194 West Main Street, Cortland, Ohio 44410. Cortland’s common shares are traded on the OTCQX under the symbol CLDB. As used in this proxy statement, the terms “we,” “us,” and “our” refer to Cortland and/or its subsidiaries, depending on the context.

This proxy statement is furnished in connection with the solicitation by Cortland’s Board of Directors (the Board) of proxies to be voted at the 2016 Annual Meeting of Shareholders, including any adjustment or postponement of such meeting (the Annual Meeting). The Annual Meeting will be held on Tuesday, May 24, 2016, at 10:00 a.m., EDT, at Squaw Creek Country Club, 761 Youngstown-Kingsville Road, Vienna, Ohio 44473. The accompanying Notice of Meeting and this proxy statement are first being mailed to shareholders on or about April 12, 2016.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table furnishes information regarding the beneficial ownership of common shares, as of March 14, 2016, for each of the current directors, each of the director nominees, each of the individuals named in the Summary Compensation Table, all current directors and executive officers as a group, and by each person known to Cortland to own 5% or more of its common shares. Unless otherwise noted, the mailing address of each shareholder listed below is 194 West Main Street, Cortland, Ohio 44410.

Name of Beneficial Owner	Sole Voting or Sole Investment Power		Shared Voting or Shared Investment Power		Total Shares	Percent of Common Shares Outstanding (1)
Timothy Carney (3)	26,021	(4)	5	(5)	26,026	(2)
David C. Cole	3,144		2,252	(6)	5,396	(2)
J. Martin Erbaugh	7,784		—		7,784	(2)
James M. Gasior (3)	16,566	(7)	—		16,566	(2)
James E. Hoffman, III	6,868		—		6,868	(2)
Neil J. Kaback	4,691		—		4,691	(2)
Joseph E. Koch	10,166		—		10,166	(2)
Joseph P. Langhenry	20,000		—		20,000	(2)
David J. Lucido (3)	10,904	(8)	3,500	(9)	14,404	(2)
Thomas P. Perciak	6,814		—		6,814	(2)
Richard B. Thompson	—		162,417	(10)	162,417	3.69%
Anthony R. Vross	4,727		—		4,727	(2)
Timothy K. Woofter	7,014		121,449	(11)	128,463	2.92%
All directors and executive officers as a group (14 persons)					415,722	9.44%
Elizabeth Park Capital Advisors, Ltd. 29525 Chagrin Boulevard, Suite 318 Pepper Pike, OH 44122	—		248,835	(12)	248,835	5.65%
Ancora Advisors, LLC 6060 Parkland Boulevard, Suite 200 Cleveland, OH 44124	231,490	(13)	—		231,490	5.26%

(1)	This computation is based upon the sum of 4,404,783 common shares of Cortland outstanding as of March 14, 2016.

(2)	Represents beneficial ownership of less than 1% of the outstanding common shares of Cortland.
(3)	Individual named in the Summary Compensation Table under Executive Compensation.
(4)	Includes 26,011 common shares held in Mr. Carney’s 401(k) plan account.
(5)	These common shares are owned by Mr. Carney’s spouse.
(6)	Includes (a) 595 common shares owned by Mr. Cole’s spouse and (b) 1,657 common shares owned by Mr. Cole’s children.
(7)	Includes 16,294 common shares held in Mr. Gasior’s 401(k) plan account.
(8)	Includes 10,904 common shares held in Mr. Lucido’s 401(k) plan account.
(9)	Includes (a) 2,500 common shares held in a trust of which Mr. Lucido is a trustee and (b) 1,000 common shares owned by Mr. Lucido’s spouse.
(10)	These common shares are held in a trust of which Mr. Thompson is the trustee.
(11)	Includes (a) 4,023 common shares owned by Mr. Woofter’s spouse, (b) 59,094 common shares held in a trust of which Mr. Woofter is the trustee (c) 41,436 common shares held in a trust of which Mr. Woofter is the successor trustee and (d) 16,896 common shares held in a private foundation established by Mr. Woofter.
(12)	Based on information contained in a Statement on Schedule 13G filed with the SEC on February 18, 2016.
(13)	Based on information contained in a Statement on Schedule 13D filed with the SEC on August 6, 2015.

Stock Ownership Guidelines. At its February 24, 2015 meeting, the Board updated the stock ownership guidelines for directors, affirming the value that the Board places on directors having a significant personal financial stake in our success and the value that the Board places on the alignment of the interests of directors with the interests of stockholders generally. A director who does not comply with the guidelines will not be nominated for election. If the value of the director’s holdings declines to an amount under the minimum, the director will be required to apply up to 100% of his annual retainer to purchase shares sufficiently to meet the minimum requirement. The minimum value of a nonemployee director’s holdings of our stock is 3.5 times the annual retainer paid to directors, or approximately $100,000. For employee directors, the minimum value is one times the annual base compensation. Directors are expected to achieve compliance with the stock ownership guidelines within three years after becoming a director or within two years in the case of Directors serving at the time these ownership guidelines were adopted. In an effort to provide an effective mechanism for satisfying the ownership requirements, the Corporate Compensation Committee requires non-employee directors to participate in the director 10(b)-5 program, under which 50% of each month’s retainer will be withheld for purchase of company shares.

RECORD DATE AND OUTSTANDING SHARES; QUORUM

If you were a shareholder of Cortland at the close of business on March 28, 2016, you are entitled to vote at the Annual Meeting. As of March 28, 2016, there were 4,404,783 common shares of Cortland issued and outstanding. When present in person or by proxy at the Annual Meeting, the holders of a majority of the common shares of Cortland issued and outstanding and entitled to vote will constitute a quorum for the conduct of business at the Annual Meeting.

VOTE REQUIRED

Shareholders are entitled to one vote for each share held. Shareholders are not entitled to cumulate their votes in the election or removal of directors or otherwise. The director nominees receiving the greatest numbers of votes will be elected. We will consider the non-binding proposal regarding executive compensation to be approved if the proposal receives the affirmative vote of a majority of votes cast.

ABSTENTIONS AND BROKER NON-VOTES

Abstention may be specified on all proposals except the election of directors. Broker non-votes generally occur when shares held by a broker nominee for a beneficial owner are not voted on a proposal because the nominee has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares. Brokers generally have the right to vote on a proposal such as the ratification of the selection of independent auditors, but brokers generally do not have the discretion to vote on matters such as amendments to charter documents, executive compensation proposals, and the election of directors. Abstentions and broker non-votes will be counted for purposes of establishing that a quorum is present. Abstentions and broker non-votes will have no effect on the election of directors or on the non-binding proposal to approve executive compensation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act), requires Cortland’s executive officers and directors to file reports with the Securities and Exchange Commission (SEC) disclosing their initial beneficial ownership of common shares and any subsequent changes in their beneficial ownership. Specific due dates have been established by the SEC, and Cortland is required to disclose in this proxy statement any late reports. To Cortland’s knowledge, based solely on a review of reports furnished to Cortland and written representations that no other reports were required, Cortland’s executive officers and directors complied with all Section 16(a) filing requirements during the 2015 fiscal year.

ELECTION OF DIRECTORS

(Proposal One)

The Board currently has twelve members. Directors are divided into three classes, and directors of each class serve for three-year terms. Four directors serve in the class whose terms will expire at the Annual Meeting, four directors serve in the class whose term expires in 2017 and four directors serve in the class whose term expires in 2018. Proxies may not be voted for more than the four nominees.

BOARD NOMINEES

Directors are individuals with knowledge and experience who serve and represent Cortland’s geographic footprint throughout the counties and communities served and those counties contiguous to its market. Current Board representation by outside directors demonstrates a background in automotive, law, manufacturing, construction and the accounting industries, with the expertise of these individuals covering a broad array of skills including corporate management, human resource management, strategic planning, business acquisitions, and small business operations.

The Board proposes that the four nominees identified be elected for a new term of three years. Each nominee was recommended by the Board’s Corporate Governance Committee. Each individual elected as a director at the Annual Meeting will hold office until his term expires and thereafter until his successor is duly elected and qualified, or until his earlier resignation, removal from office, or death. While it is contemplated that all nominees will stand for re-election, if a nominee who would otherwise receive the required number of votes becomes unavailable or unable to serve as a candidate for re-election as a director, the individuals designated as proxies on the proxy card will have full discretion to vote the common shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee or nominees designated by the Board following recommendation by the Corporate Governance Committee. The Board knows of no reason any of the nominees named below will be unavailable or unable to serve if elected to the Board.

Nominee	Age	Biography	Director of Cortland Since	Nominee for Term Expiring In
James M. Gasior	56	Mr. Gasior is the President, Chief Executive Officer and Director of the Company and the Bank since 2009. He previously served as Senior Vice President, Chief Financial Officer and Corporate Secretary of the Company and the Bank from November 2005 to October 2009. Mr. Gasior is a Certified Public Accountant, a member of the American Institute of CPAs and a member of the Ohio Society of CPAs. He is also a member and director of the Youngstown-Warren Regional Chamber of Commerce, a member of the Board of Trustees of Eastern Gateway Community College, a Board Trustee for the Ohio Foundation of Independent Colleges and a member and director of the Ohio Bankers League. He is also a member of the Financial Managers Society, the RMA Northeast Ohio chapter, the Lariccia School of Accounting and Finance Advisory Council at Youngstown State University and YSU’s University Outreach Advisory Committee. He has extensive background in all financial activities and financial reporting, budgeting, risk management, compensation reviews, plan design, corporate government and strategic planning. The Corporate Governance Committee and the Board believe that the experiences, qualifications, attributes and skills that Mr. Gasior has developed allow him to provide valuable financial, strategic and corporate governance expertise and leadership to the Board.	2005	2016

Nominee	Age	Biography	Director of Cortland Since	Nominee for Term Expiring In
Richard B. Thompson	67	Mr. Thompson is the owner and executive of Therm-O-Link, Inc., Vulkor, Inc., and Therm-O-Link of Texas, Inc., all manufacturers of electrical wire and cable; Owner and executive of Geneva Partners, a condominium development company which is no longer active; Executive of Kinsman IGA, a grocery store; Partner in Dana Partners, a real estate holding company, and Dana Gas, a gas well operation; Owner of the Heritage Hill Grain Company and Heritage Hill Enterprises, agricultural businesses, since 2003; Partner in Stratton Creek Woodworks, a maker of wood products, and Smearcase, a real estate holding company, each since 2005; Partner in Goodview, a Brazilian agricultural business; and Partner in Kinsman Hardware LLC, a home improvement store. Mr. Thompson is a private investor with an extensive background in manufacturing. The Corporate Governance Committee and the Board believe that Mr. Thompson’s experiences, qualifications, attributes and skills allow him to provide assistance in understanding and evaluating manufacturing business relationships. He has owned and managed numerous small businesses in several industries in the Bank’s current market area, as well as outside the immediate area.	2001	2016

Joseph P. Langhenry	57	Mr. Langhenry is the President and CEO of Watteredge, Inc., since 2000. A division of Coleman Cable, Inc., Watteredge, Inc. is a Cleveland-area manufacturer of power connectors and other products for the power generation, automotive and other industries. Mr. Langhenry started with Watteredge as a Sales Manager and previously worked as a bond trader for Prescott Ball and Turben. He serves on the Board of the Lakewood Country Club. The Corporate Governance Committee and the Board believe that Mr. Langhenry’s experiences, qualifications, attributes and skills allow him to provide valuable business leadership expertise to the Board.	2013	2016

Thomas P. Perciak	68	Mr. Perciak has been the mayor of Strongsville, Ohio since 2004. From 1999 to 2004, he was the Executive Vice President of Fifth Third Bank, Northeastern Ohio. Mr. Perciak was President and CEO of Emerald Financial Corp., the NASDAQ-traded, SEC-registered thrift holding company of The Strongsville Savings Bank, from the inception of Emerald Financial Corp. in January 1995 through August 1999 when Fifth Third Bancorp, Cincinnati, Ohio acquired Emerald Financial Corporation. During a twenty year tenure as the principal executive officer, Mr. Perciak led The Strongsville Savings Bank from a two office savings institution to a retail savings bank that had 16 banking offices in high growth suburban locations throughout Cuyahoga County, Lorain County and Medina County, Ohio. For two decades, Mr. Perciak received awards from the Homebuilders Association of Greater Cleveland in recognition of excellence in construction lending to builders and developers of residential real estate in Northeastern Ohio. From April 22, 2008 through August 14, 2015, Mr. Perciak served as a director of LNB Bancorp, an SEC-registered NASDAQ-traded bank holding company headquartered in Lorain, Ohio. Northwest Bancshares, Inc., Warren, Pennsylvania acquired LNB Bancorp on August 14, 2015. He is the retired Chairman of the Southwest Health Center Foundation Board, a 358-bed hospital located in	2016	2016

Nominee	Age	Biography	Director of Cortland Since	Nominee for Term Expiring In
Middleburg Heights, Ohio. Mr. Perciak currently serves on the board of financial advisors to the Cleveland Catholic Diocese. The Corporate Governance Committee and the Board believe that Mr. Perciak’s experiences, qualifications, attributes and skills allow him to provide extensive understanding of the banking industry and economic and business development abilities in the Cleveland-area suburbs, markets the Company has targeted for continued growth.

Recommendation and Vote

Under Ohio law and Cortland’s Code of Regulations, the nominees receiving the greatest number of votes “FOR” election will be elected to the Board. Shareholders are not entitled to cumulate votes in the election of directors. Common shares represented by properly executed and returned proxy cards will be voted “FOR” the election of the Board’s nominees named above unless authority to vote for one or more nominees is withheld. Common shares as to which the authority to vote is withheld and broker non-votes will be counted for quorum purposes, but will not be counted in the election of directors.

The Board recommends a vote FOR the election of the nominees.

CONTINUING DIRECTORS

Nominee	Age	Biography	Director of Cortland Since	Term Expires In
David C. Cole	57	Mr. Cole is a Partner and President of Cole Valley Motor Company, an automobile dealership. He is President of JDT, Inc., Cole Valley Chevrolet, CJB Properties, and David Tom LTD, automobile sales, since 2001. As President of a family-owned automobile dealership located in Warren, Ohio, Mr. Cole is responsible for the management and day-to-day operations of the business. He has a Bachelor of Science degree in business administration. Mr. Cole serves on the board of Forum Health. The Corporate Governance Committee and the Board believe that Mr. Cole’s experiences, qualifications, attributes and skills allow him to provide an extensive understanding of small business and retail needs.	1989	2017

Timothy Carney	50	Mr. Carney is Executive Vice President and Chief Operating Officer of the Company and the Bank since November 2, 2009. He was previously Senior Vice President, Chief Operations Officer and Secretary of the Company and the Bank. Prior to joining the bank, Mr. Carney was employed by a major accounting firm and had experience in all financial activities and financial reporting, audit preparation, budgeting, and knowledge of government regulatory requirements. The Corporate Governance Committee and the Board believe that the experiences, qualifications, attributes and skills that Mr. Carney has developed allow him to provide valuable accounting, strategic planning and corporate governance expertise to the Board.	2009	2017

Neil J. Kaback	55	Mr. Kaback is Vice President of Cohen & Company, Inc., a firm that provides marketing for Cohen & Company LTD (an accounting firm where Mr. Kaback is also a Vice President). Mr. Kaback is a partner in Cohen & Company Investment Partnership, a financial planning firm and Vice President of Cohen Fund Audit Services, a mutual fund auditing firm. He is a member of the American Institute of CPAs and the Ohio	2004	2017

Nominee	Age	Biography	Director of Cortland Since	Term Expires In
		Society of CPAs. Mr. Kaback has varied responsibilities. He focuses on high level business succession, tax, estate, and family business planning, as well as the supervision and planning of financial statement and tax return engagements. He heads the firm’s Automotive Dealers Group and provides managerial, operational, financing, and tax consulting advice. Mr. Kaback serves as Finance Chairman for the Trumbull Memorial Hospital Foundation and was the Campaign Chairman of Operation: Save our Airbase Reservists. He is also a director of GOJO, Inc. He was a member of the Leadership Youngstown Class of 92-93, and is actively involved with the Mahoning County United Way, Trumbull 100 and Youngstown Area Jewish Federation. The Corporate Governance Committee and the Board believes that the experiences, qualifications, attributes and skills that Mr. Kaback has developed allow him to provide continued accounting and financial expertise to the Board.

Anthony R. Vross	54	Mr. Vross is co-owner of Simon Roofing and has over 30 years of experience in executive administration, manufacturing, operations, distribution, sales, and marketing. He has brought many new concepts and technologies to the roofing industry, such as the Fume Recovery System. He has authored several articles in national publications such as Shopping Center Business, Commercial Building Magazine, Facility Management Journal, PRSM Magazine and Retail Facility Business magazine. He has been a speaker for the Professional Retail Store Maintenance (PRSM) Association and the Restaurant Facility Management Association (RFMA). Mr. Vross holds a Bachelor of Science degree in Business Administration from Youngstown State University, where he serves on the Business Advisory Council for the Williamson College of Business Administration and was recognized as the 2015 Outstanding Business Alumnus. He is president of Glacier Sports Inc. and treasurer of Canfield Diamond Backers, both charitable organizations. He is a member of St. Maron’s parish, and was a CCD teacher, volunteer for the Maronite Youth organization, and was on the parish advisory council. The Corporate Governance Committee and the Board believes that the experiences, qualifications, attributes, and skills that Mr. Vross has developed through his business and industry experience allow him to provide local business expertise and innovation insight to the Board.	2013	2017

James E. Hoffman, III	64	An attorney, Mr. Hoffman is President of Hoffman & Walker Co., L.P.A. Mr. Hoffman has been a general practitioner of law for over 39 years and is a partner in this local law firm. He received his undergraduate (B.A.) degree at The Ohio State University in 1973 and his Juris Doctorate (J.D.) degree from the University of Akron Law School in 1976. The Corporate Governance Committee and the Board believe that Mr. Hoffman’s background as a lawyer and his experiences, qualifications, attributes and skills allow him to provide valuable insights to the Board.	1984	2018

Nominee	Age	Biography	Director of Cortland Since	Term Expires In
Joseph E. Koch	58	Mr. Koch is President of Joe Koch Construction, Inc., a homebuilding, developing and remodeling company since 1988. He is also President of Joe Koch Realty, Inc., a real estate brokerage firm, and owner of Better Living of the Mahoning Valley, a dealer for sunrooms and installations. Mr. Koch is a member of Eagle Ridge Properties, LLC since 2002. He is the President of Koch Family Charitable Foundation, a 501(c)3 organization. The Corporate Governance Committee and the Board believe that Mr. Koch’s experiences, qualifications, attributes and skills allow him to provide local business expertise to the Board.	2010	2018

Timothy K. Woofter	65	Mr. Woofter is President, CEO, and Director of Stanwade Metal Products, a manufacturer of tanks and distributor of oil equipment, and Lucky Oil Equipment, a distributor of oil equipment. He is Partner in the Woofter Family Limited Partnership; Owner, Jester Investments, a residential and commercial property rental company; Part owner and Vice President of Northern Ventures, a real estate rental company; Manager of Hartford Land LLC, a Real Estate Holding Company; and Director of the Trade Association, Steel Tank Institute. Mr. Woofter has managed and owned a business that manufactures steel storage tanks and distributes oil-handling equipment for over 40 years. He has owned and managed real estate, both residential and commercial, for over 30 years and is familiar with properties of these types and their values. The Corporate Governance Committee and the Board believe that the experiences, qualifications, attributes and skills that Mr. Woofter has developed through his business and leadership experiences allow him to provide business and leadership insight to the Board.	1985	2018

J. Martin Erbaugh	67	Mr. Erbaugh has been the President of JM Erbaugh Co., a private investment firm focusing on real estate development and service-oriented start-ups. From 1978 to 1995, Mr. Erbaugh was the founder and Chief Executive Officer of Lawnmark, which served over 100,000 customers with 18 offices in 6 states. Prior to that, he served as Director of Legal Affairs of Kent State University and was a General Manager of Davey Tree Expert Company, currently serving as its Senior Advisor for Business Growth. Mr. Erbaugh was a founder and director of Morgan Bank, N.A. and Morgan Bancorp, Inc., Hudson, Ohio, from 1990 to 2007, and served as Chairman of the Board from 2002 to 2007. From 2007 through August 14, 2015, Mr. Erbaugh served as a director of LNB Bancorp, an SEC-registered NASDAQ-traded bank holding company headquartered in Lorain, Ohio. Northwest Bancshares, Inc., Warren, Pennsylvania acquired LNB Bancorp on August 14, 2015. He also served as a Trustee of the Burton D. Morgan Foundation since 1990 and is currently its Vice President. The Corporate Governance Committee and the Board believe that Mr. Erbaugh’s experiences, qualifications, attributes and skills allow him to provide extensive understanding of the banking industry and economic and business development abilities in the Cleveland-area suburbs, markets the Company has targeted for continued growth.	2016	2018

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Independence of Directors

The Board has reviewed, considered, and discussed each director’s relationships, both direct or indirect, with Cortland and its subsidiaries and the compensation and other payments, if any, each director has, both directly or indirectly, received from or made to Cortland and its subsidiaries in order to determine whether the director is independent. The Board has determined that it has a majority of independent directors and that each of the following directors qualifies as independent under Nasdaq Rule 5605(a)(2): David C. Cole, J. Martin Erbaugh, James E. Hoffman, III, Neil J. Kaback, Joseph E. Koch, Joseph P. Langhenry, Thomas P. Perciak, Richard B. Thompson, Anthony R. Vross, and Timothy K. Woofter.

James M. Gasior and Timothy Carney do not qualify as independent directors because they currently serve as executive officers of Cortland and its subsidiaries.

Meetings of the Board and Attendance at the Annual Meeting of Shareholders

In 2015, the Board held a total of 12 meetings. Each incumbent director, except George E. Gessner, attended at least 75% of the aggregate of the total number of meetings held by the Board and the total number of meetings held by the board committees on which he served, in each case during the period of his service. Having attained normal retirement age under his agreement, Mr. Gessner retired at the 2015 Annual Meeting.

Cortland encourages all incumbent directors and director nominees to attend each annual meeting of shareholders. All of the incumbent directors and director nominees attended Cortland’s last Annual Meeting of Shareholders, held on May 20, 2015 with the exception of Mr. Erbaugh and Mr. Perciak, who were each appointed to the Board on January 1, 2016.

Communications with the Board

Although Cortland does not currently have formal procedures by which shareholders may communicate directly with directors, Cortland believes that its current process has adequately served the needs of the Board and its shareholders. Communications sent to the Board, either generally or in care of the Chief Executive Officer, Secretary, the Investor Relations Officer, or another corporate officer, are forwarded to all directors. There is no screening process, and all communications that are received by officers for the Board’s attention are forwarded to the Board.

Until other procedures are developed and posted on Cortland’s website at www.cortland-banks.com, any communication to the Board may be mailed to the Board, in care of the Investor Relations Officer, at Cortland’s headquarters in Cortland, Ohio. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or a “Shareholder-Director Communication.” In addition, communication via Cortland’s website may be used. Correspondence through the investor relations page of the website should also be directed to the Investor Relations Officer and indicate that the communication is a “Shareholder-Board Communication” or a “Shareholder-Director Communication.” All such communications, whether via mail or website, must identify the author as a shareholder and clearly state whether the intended recipients are all directors on the Board or just certain specified individual directors or committee members. The Investor Relations Officer will make copies of all such communications and circulate them to the appropriate director or directors.

Board Committees

Audit Committee

The Board has an Audit Committee comprised of Messrs. Erbaugh, Kaback (Chair), Thompson and Vross. Mr. Cole was an audit committee member through May 20, 2015. Mr. Erbaugh was appointed to the audit committee on January 26, 2016. The Board has determined that each member and nominee of the Audit Committee qualifies as independent under the Nasdaq Marketplace Rules, as well as under Rule 10A-3 promulgated under the Exchange Act. The Board has determined that Mr. Kaback qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. Mr. Kaback has acquired these attributes through education and experience as a certified public accountant.

The Audit Committee conducts its business pursuant to a written charter adopted by the Board. A current copy of the charter of the Audit Committee is posted on Cortland’s website at www.cortland-banks.com on the investor relations page under Governance Documents, “Audit Committee Charter.” At least annually, the Audit Committee reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board for approval as necessary.

The Audit Committee is responsible for appointing, compensating, and overseeing the independent registered public accounting firm employed by Cortland for the purpose of preparing and issuing an audit report or other audit, review, or attestation services. The Audit Committee evaluates the independence of the independent registered public accounting firm on an ongoing basis. The Audit Committee also approves audit reports and plans, accounting policies, and audit outsource arrangements, including audit scope, internal audit reports, audit fees, and certain other expenses. The Audit Committee is responsible for developing procedures for the receipt, retention, and treatment of complaints regarding accounting, internal auditing controls, or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee held eight (8) meetings in 2015. The Audit Committee’s report relating to the 2015 fiscal year appears elsewhere in this proxy statement.

Compensation Committee

The Compensation Committee is currently comprised of Messrs. Cole, Langhenry, Thompson and Woofter (Chair). The Board determined that each member of the Compensation Committee qualified as independent under Nasdaq Marketplace Rules. In addition, each member of the Compensation Committee qualified as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the IRC), and as a “non-employee director” for purposes of Section 16b-3 under the Exchange Act.

The Compensation Committee oversees director and executive officer compensation as well as compensation under the Profit Sharing Program and the Employee Benefit Plan 401(k). The Compensation Committee reviews and recommends officer compensation levels and benefit plans. In evaluating executive officer performance, the Compensation Committee takes into account –

•	job knowledge, initiative, and originality;

•	quality and accuracy of work performed and priority setting;

•	customer relations;

•	subordinate feedback and ability to provide instruction to staff; and

•	the relationship of these factors to Cortland and the Bank’s achievement of strategic objectives and profitability.

The Compensation Committee occasionally requests the Chief Executive Officer (CEO) to be present at Compensation Committee meetings to discuss executive compensation and evaluate individual performance. The Compensation Committee discusses the CEO’s compensation with him, but final deliberations and all votes regarding his compensation are made in executive session, without the CEO present. The Compensation Committee also approves the compensation for other executive officers based on the CEO’s recommendations with input from outside advisors and counsel and then makes its recommendation to the Board.

The Compensation Committee reviews publicly available peer data to assist with evaluating the overall compensation for the Board. From time to time, the Compensation Committee will recommend changes in compensation to further the goals of the director compensation program, which strives to provide appropriate compensation to directors for their time, efforts and contributions.

The Compensation Committee uses compensation data from similar-sized financial institutions for comparative purposes from time to time to provide input on both Board and executive compensation issues, and used Meyer-Chatfield Compensation Advisors as a consultant in setting 2015 compensation. The Compensation Committee does not have a formal charter. The Compensation Committee held three (3) meetings in 2015.

Corporate Governance Committee

The Corporate Governance Committee is comprised of Messrs. Cole, Perciak, Thompson, and Woofter (Chair). Mr. Gessner was a Corporate Governance Committee member through May 20, 2015. Mr. Perciak was appointed to the Corporate Governance Committee on January 26, 2016. The Board has determined that each member of the Corporate Governance Committee qualifies as independent under Nasdaq Marketplace Rules. In addition, each member of the Corporate Governance Committee qualifies as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the IRC), and as a “non-employee director” for purposes of Section 16b-3 under the Exchange Act. The Corporate Governance Committee held three (3) meetings during 2015. The charter of the Corporate Governance Committee is reviewed annually and is available on Cortland’s website at www.cortland-banks.com on the investor relations page under Governance Documents, “Nominating and Corporate Governance Committee Charter.”

The Corporate Governance Committee is charged with the following responsibilities:

•	identify qualified candidates for election, nomination, or appointment to the Board and recommend to the full Board a slate of director nominees for each annual meeting or as vacancies occur;

•	make recommendations to the full Board and the Chairman of the Board regarding assignment and rotation of members and chairs of committees of the Board;

•	recommend the number of directors to serve on the Board; and

•	undertake such other responsibilities as may be referred to the Corporate Governance Committee by the full Board or the Chairman of the Board.

Nominating Procedures

The Corporate Governance Committee has the responsibility to identify and recommend individuals qualified to become directors. Each candidate must satisfy the eligibility requirements set forth in Cortland’s Code of Regulations, Article Two, Section 2.01 “Authority and Qualifications.” No person who has attained the age of 70 is eligible for election as a director, and each director must hold shares of stock of Cortland with an aggregate par value or stated value of $500, an aggregate shareholder equity of at least $500, or an aggregate fair market value of at least $500. The stock ownership guidelines adopted by the Board in 2015 provide that the minimum stock ownership level for non-employee directors is shares having a value equal to 3.5 times the annual retainer, and the minimum stock ownership level for employee directors is shares having a value equal to one times the annual base compensation.

When considering potential candidates for the Board, the Corporate Governance Committee strives to assure that the composition of the Board, as well as its practices and operation, contributes to an effective representation and advocacy of shareholders’ interest. The Corporate Governance Committee may consider those factors it deems appropriate in evaluating director candidates, including judgment, skill, strength of character, experience with business and organizations comparable in size and scope to Cortland, experience and skills relative to other Board members, and specialized knowledge or experience. Depending upon the current needs of the Board, certain factors may be weighed more heavily than others by the Corporate Governance Committee. The Corporate Governance Committee does not have a policy for the consideration of diversity in the nomination process, but takes into account in its deliberations all facets of a potential nominee’s background, including the potential nominee’s educational background, gender, business and professional experience, and his or her particular skills and other qualities. The Corporate Governance Committee’s goal is to identify individuals who will enhance and add valuable perspective to the Board’s deliberations and who will assist Cortland in its effort to capitalize on business opportunities in a challenging and highly competitive market.

In considering candidates for the Board, the Corporate Governance Committee evaluates the entirety of each candidate’s credentials and, other than the eligibility requirements set forth in Cortland’s Code of Regulations and other than the stock ownership guidelines, there are no specific minimum qualifications that must be met by a Corporate Governance Committee-recommended nominee. However, the Corporate Governance Committee does believe that each director on the Board should be of the highest character and integrity; possess a reputation for working constructively with others; have sufficient time to devote to Board matters; and be without any conflict of interest that would impede the individual’s performance as a director.

The Corporate Governance Committee will consider candidates for the Board from any reasonable source, including shareholder recommendations. The Corporate Governance Committee will not evaluate candidates differently based on who has made the recommendation. The Corporate Governance Committee has the authority to hire and pay a fee to consultants or search firms for the purpose of identifying and evaluating candidates. No such consultants or search firms have been used to date and, accordingly, no fees have been paid to consultants, search firms, or any other individuals.

According to Section 2.03(B) of Cortland’s Code of Regulations, any shareholder who desires to nominate an individual to the Board must provide timely written notice. To be timely, the notice must be mailed to the President of Cortland at least 14 days but no more than 50 days before the meeting at which directors will be elected, or 7 days after notice of the meeting is mailed to shareholders if the meeting is held within 21 days of Cortland mailing notice of the meeting.

The shareholder’s notice of nomination must give:

•	the name and address of the nominee;

•	the principal occupation of the nominee;

•	the approximate number of shares the shareholder making the nomination reasonably anticipates will be voted in favor of the proposed nominee;

•	the name and address of the shareholder making the nomination; and

•	the number of shares beneficially owned by the shareholder making the nomination.

The Corporate Governance Committee will disregard a shareholder’s nomination if it is not made in compliance with these rules and standards.

Board Leadership Structure and Role in Risk Oversight

The office of Chairman of the Board and the office of Chief Executive Officer have been separate at Cortland since 2005. Since November 2, 2009, James M. Gasior has held the office of Chief Executive Officer and effective April 27, 2010, Timothy K. Woofter became Chairman of the Board. Cortland believes that separation of these two offices is consistent with the Board’s responsibility for oversight of management and of Cortland’s affairs generally. The Board and its committees have a significant role in oversight of the risks to which Cortland is subject. Like other community banking organizations, Cortland exercise oversight of common banking risks through a loan committee that considers loan applications and credit risk, an asset and liability committee whose routine responsibilities require consideration of interest rate and liquidity risk, an audit committee that takes into account audit and regulatory compliance risks and a loan review committee that monitors non-performing assets and their ultimate outcome. The full Board, of course, takes these and other risks into account in its deliberations as well.

Code of Ethics

Cortland has adopted a Code of Ethics (the Code) as part of its corporate governance program. The Code applies to all of Cortland’s officers and employees, including its Chief Executive Officer and Chief Financial Officer. The Code is posted on the Investor Relations page of Cortland’s website at www.cortland-banks.com under Governance Documents, “Code of Business Conduct and Ethics.” Any amendments to, or waivers from, this Code will be posted on this same website. In addition, a copy of the Code is available to shareholders upon request. Shareholders desiring a copy of the Code should address written requests to Mr. Lance A. Morrison, Vice President and Secretary of Cortland Bancorp, 194 West Main Street, Cortland, Ohio 44410, and are asked to mark “Code of Business Conduct and Ethics” on the outside of the envelope containing the request.

DIRECTOR COMPENSATION IN 2015

The following table shows the compensation of Cortland directors for their service in 2015, other than Directors Gasior and Carney. Information about compensation paid to and earned by Directors Gasior and Carney is included in the Summary Compensation Table. Compensation shown in the table is aggregate compensation paid in 2015 for directors’ service both to Cortland and all of its subsidiaries.

Name	Fees Earned and Paid in Cash ($)	All Other Compensation (1) ($)	Total ($)
David C. Cole	30,000	6,770	36,770
George E. Gessner (retired May 20, 2015)	7,500	608	8,108
James E. Hoffman, III	26,200	3,088	29,288
Neil J. Kaback	31,650	3,656	35,306
Joseph E. Koch	29,700	4,174	33,874
Joseph P. Langhenry	28,200	3,771	31,971
Richard B. Thompson	29,300	7,533	36,833
Anthony R. Vross	30,800	—	30,800
Timothy K. Woofter	31,900	3,114	35,014

(1)	Perquisites and other personal benefits provided to each of the directors described in the table were less than $10,000 in 2015. The figures in the “all other compensation” column consist of the imputed monetary value of life insurance policies for the directors and the addition in 2015 to the liability accrual balance established by Cortland to account for Cortland’s obligation to pay retirement benefits under director retirement agreements entered into with participating non-employee directors. Director Vross has declined participation in both the retirement and life insurance programs. Entry into the Director Retirement Program has been discontinued. As such, Directors Erbaugh and Perciak do not participate in the Director Retirement Program. The imputed value of life insurance policies for income tax purposes in 2015 was $167 for Director Cole, $608 for Director Gessner, $346 for Director Hoffman, $94 for Director Kaback, $114 for Director Koch, $113 for Director Langhenry, $451 for Director Thompson, and $372 for Director Woofter. The addition to the liability accrual balance to account for the director retirement agreements in 2015 was $6,603 for Director Cole, $2,742 for Director Hoffman, $3,562 for Director Kaback, $4,060 for Director Koch, $3,658 for Director Langhenry, $7,082 for Director Thompson, and $2,742 for Director Woofter.

Retirement Agreements and Insurance for Non-Employee Directors. Directors Cole, Hoffman, Kaback, Koch, Langhenry, Thompson, and Woofter are parties to director retirement agreements with Cortland. The director retirement agreements promise a post-retirement benefit of $10,000 payable annually for 10 years if the director retires after reaching his normal retirement age, which is a function of years of service on the Board and attained age. Normal retirement ages for these directors are age 61 (Mr. Cole), age 62 (Mr. Hoffman), age 63 (Mr. Woofter), age 66 (Mr. Gessner), age 67 (Mr. Kaback), and age 70 (Mr. Thompson). A reduced annual retirement benefit is payable if the director terminates service or becomes disabled before reaching the normal retirement age, but the benefit is not paid until the director reaches the normal retirement age. Having attained normal retirement age, Mr. Gessner retired in 2015. If termination of the director’s service occurs within one year after a change in control of Cortland, the director will receive cash in a single lump sum equal to the retirement benefit expense accrued by Cortland. The director retirement agreement benefits to which a director is entitled are payable to his beneficiary after the director’s death, but if the director dies in active service to Cortland before reaching his normal retirement age, his beneficiary will be entitled to cash in a single lump sum equal to the retirement benefit expense accrued by Cortland.

Cortland purchased insurance on the lives of directors who are parties to the director retirement agreements and entered into split dollar agreements with them, promising to share a portion of the life insurance death benefits with the directors’ designated beneficiaries. Each director’s portion of the policy’s death benefit is $100,000, payable to the director’s beneficiary whether the director’s death occurs while in active service to Cortland or after retirement. Cortland will receive any death benefits remaining after payment to the director’s beneficiary. Entry into the Director Retirement Program has been discontinued. There will be no new emeritus director participants in the program, although the former directors currently participating will continue to do so.

Director Indemnification. At the 2005 Annual Meeting, the shareholders of Cortland approved the form and use of indemnification agreements with directors. Cortland has entered into indemnification agreements with each of its directors. The indemnification agreements allow a director to select the most favorable indemnification rights provided under:

•	Cortland’s Articles of Incorporation or Code of Regulations in effect on the date of the indemnification agreement or on the date expenses are incurred;

•	state law in effect on the date of the indemnification agreement or on the date expenses are incurred;

•	any liability insurance policy in effect when a claim is made against the director or on the date expenses are incurred; and

•	any other indemnification arrangement otherwise available.

The indemnification agreements cover all fees, expenses, judgments, fines, penalties, and settlement amounts paid in any matter relating to the director’s role as director, officer, employee, agent, or when serving as Cortland’s representative with another entity. Each indemnification agreement provides for the prompt advancement of all expenses incurred in a proceeding, subject to the director’s obligation to repay those advances if it is determined later that the director is not entitled to indemnification.

Retainer and Fees. Currently, the Board and the Board of Directors of the Bank consist of the same individuals. The annual retainer for the Chairman of the Board is $20,000, with $675 for each board meeting attended. The annual retainer for all other non-employee directors is $18,000, plus $600 for each board meeting attended. Non-employee directors also receive a fee for each committee meeting attended: $400 for the Audit Committee, $400 for the Corporate Governance Committee, $400 for the Compensation Committee and $250 for all other committees. Directors of the Bank (both employee and non-employee) were eligible to participate in the Bank’s health care plans at substantially the same rates as all employees. Effective March 31, 2015, non-employee directors of the Bank are no longer able to participate in the Bank’s health care plans.

Director Emeritus Compensation. For up to ten years after retirement as a director, an emeritus director of the Bank is paid $600 for each meeting attended, for an annual compensation of $7,200, provided the director emeritus attends at least 75% of Board meetings. Emeritus directors participate in Board meetings, but are not entitled to vote on any matters coming before the Board. In October 2012, the Board elected to discontinue the director emeritus compensation program. In exchange for a reduced-life insurance benefit, the Bank paid the Medicare supplement for one retired director at an annual amount of $5,423 until his recent death.

EXECUTIVE COMPENSATION

Cortland does not provide any monetary compensation directly to its executive officers. Instead, the executive officers of Cortland are paid by the Bank for services rendered in their capacity as executive officers of Cortland and the Bank.

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Incentive Plan(2) ($)	All Other Compensation(3) ($)	Total ($)
James M. Gasior	2015	247,400	25,431	113,946	386,777
President and Chief Executive Officer of Cortland and the Bank	2014	224,910	16,850	100,042	341,802
Timothy Carney	2015	233,600	24,012	86,001	343,613
Executive Vice President and Chief Operating Officer of Cortland and the Bank	2014	212,370	15,911	74,482	302,763
David J. Lucido	2015	162,000	16,652	98,385	277,037
Senior Vice President and Chief Financial Officer of Cortland and the Bank	2014	151,000	11,313	85,931	248,244

(1)	Includes salary deferred at the election of the executive under the Bank’s 401(k) retirement plan.
(2)	Represents amounts earned under the Annual Incentive Plan for Executive Officers, a performance-based cash bonus plan, which aligns management’s interests with those of the shareholders by requiring an acceptable shareholder return prior to any payout. An explanation of the bonus calculation procedures and goals is contained in the Annual Incentive Plan exhibit accompanying the Form 8-K Current Report filed with the SEC on August 3, 2015. With target return on assets granting a 10% of salaries award, and superior return on assets granting a maximum award of 15% of salaries, the actual performance established an incentive pool representing 10.9% of salaries, slightly above target. In 2015, there were six weighted performance goals established under the plan, including (1) return on equity- 20%, (2) return on assets- 20%, (3) net interest margin- 20%, (4) efficiency ratio- 15%, (5) asset quality- 15%, and (6) each executive’s individual performance evaluation- 10%. Had 100% of goal-weighted performance been achieved the executives would have been entitled to a cash incentive bonus equal to 10.9% of salary as a result of the overall performance of the Company. Goal-weighted performance for 2015 resulted in payment of 10.3% of salary, with return on equity, return on assets and net interest margin each contributing 2.2% of salary, efficiency ratio 1.6% of salary and asset quality 1% of salary.
(3)	The figures in the “all other compensation” column consist of the Bank’s contribution to the 401(k) plan accounts for the named executive officers, the imputed monetary value of life insurance policies, vehicle-related expenses, club memberships, and accrual expense for benefits payable under the executives’ salary continuation agreements. For 2015, the Bank made contributions of $12,318 to the 401(k) plan account of Mr. Gasior, $12,385 to the account of Mr. Carney and $8,726 to the account of Mr. Lucido. The imputed value of life insurance policies for income tax purposes in 2015 was $3,302 for Mr. Gasior, $1,893 for Mr. Carney and $2,370 for Mr. Lucido. Vehicle-related expenses in 2015 were $8,400 for Mr. Gasior, $8,100 for Mr. Carney and $6,600 for Mr. Lucido. Club membership dues in 2015 were $5,938 for Mr. Gasior, $8,313 for Mr. Carney and $7,686 for Mr. Lucido. The addition to the liability accrual balance to account for the salary continuation agreements in 2015 was $83,988 for Mr. Gasior, $55,310 for Mr. Carney and $73,003 for Mr. Lucido.

Administration of Cortland’s Compensation Programs. Cortland’s compensation programs for its executive officers are generally administered by or under the direction and supervision of Cortland’s Compensation Committee, which is responsible for reviewing and recommending to the independent members of the Board of Directors for approval the salary, bonus and all other compensation and benefits to be provided to Cortland’s Chief Executive Officer and other executive officers.

The Company’s Chief Executive Officer and human resources manager annually review the compensation and performance of each executive officer of Cortland (other than the Chief Executive Officer, whose compensation and performance is reviewed by the Compensation Committee). The results of these reviews are communicated to the Compensation Committee, along with recommendations regarding compensation adjustments for the ensuing year. The

Compensation Committee either approves the recommended compensation adjustments or makes modifications in its discretion. The Compensation Committee then makes its final recommendations to the independent members of the Board of Directors for approval.

In setting salaries for Cortland’s executive officers, the Compensation Committee and human resources manager use pay ranges that are established based on publicly available market data regarding compensation paid to similarly situated executive officers at other companies. Pay ranges are established and adjusted periodically with reference to market data from publicly available compensation surveys. For each employee position or category within Cortland, the pay range that is established includes a minimum, a mid-point and a maximum salary. Although the Compensation Committee generally does not target a specific point within the pay range for executive officer salaries, the Compensation Committee strives to ensure that its executive officer compensation remains competitive with the compensation provided by other financial institutions with which Cortland competes for executive talent.

Annual Incentive Plan for Executive Officers. At its March 4, 2014 meeting, the Board adopted the Annual Incentive Plan for Executive Officers. The plan is a short-term cash incentive plan paying additional cash compensation of a maximum of 15% of salary if specified annual objectives are achieved. The Plan objective is to align the interests of management to that of the shareholders by paying out only upon achieving an acceptable shareholder return. The performance objectives can include bank-wide performance objectives, business unit goals, and individual performance goals. Adopted by the Compensation Committee at its October 28, 2014 meeting, the six bank-wide performance goals in effect for 2015 had to do with return on equity, return on assets, net interest margin, efficiency ratio (noninterest expense divided by the sum of tax-equivalent net interest income and noninterest income), asset quality (net charge-offs as a percentage of average loans, classified asset coverage, meaning assets classified substandard or doubtful as a percentage of the sum of tier 1 capital and the allowance for loan and lease losses, and loan loss exposure, meaning nonaccrual loans as a percentage of total loans), and each executive’s individual performance evaluation, with each of the six goals having its own assigned weight. If targeted performance is achieved, a participating officer will receive a cash bonus ranging from 10% to 15% of base salary, depending on the level of goal achievement. Assuming targeted goals are achieved for a calendar year, cash distributions under the plan occur in the first quarter of the immediately following year. It is not necessary to achieve each of the performance goals to become entitled to a cash incentive bonus under the plan. CEO James M. Gasior, COO Timothy Carney, Senior Vice President and Chief Lending Officer Stanley P. Feret, and Senior Vice President and Chief Financial Officer David J. Lucido are participants in the Annual Incentive Plan. The Annual Incentive Plan may be terminated by the Board of Directors at any time. An explanation of the bonus calculation procedures and goals is contained in the Annual Incentive Plan exhibit accompanying the Form 8-K Current Report filed with the SEC on August 3, 2015.

Severance Agreements. Cortland is a party to severance agreements with Messrs. Gasior, Carney, and Lucido. Messrs. Gasior and Carney are entitled by their severance agreement to an immediate lump-sum cash payment if a change in control occurs. The amount of the payment is 2.99 times the sum of their base salary and the most recent annual bonus. If the executive’s employment terminates involuntarily but without cause or voluntarily because of an adverse change in employment circumstances to which he did not consent in advance, in either case with termination occurring within 24 months after a change in control, he would also be entitled to continued medical, dental, accident, disability, and life insurance coverage for up to three years. Mr. Lucido’s severance agreement is similar to that of Messrs. Gasior and Carney, except that (x) the change-in-control benefit of Mr. Lucido is 2.00 times compensation and (y) the change-in-control benefit is payable if and only if Mr. Lucido’s employment is terminated within 24 months after a change in control, whether because of involuntary termination by Cortland without cause or voluntary termination by Mr. Lucido because of a material adverse change in employment circumstances to which he did not consent in advance.

The severance agreements prohibit competition with Cortland in Trumbull, Portage, or Mahoning Counties in Ohio for one year after employment termination. The executives are entitled to a payment equal to 1.0 times compensation after employment termination in exchange for the agreement not to compete, unless (x) they also receive or are entitled to receive change-in-control benefits under the severance agreement or (y) their employment termination occurs after age 65 or on account of retirement. The severance agreements of Messrs. Gasior and Carney provide that the post-employment prohibition against competition does not apply if a change in control occurs. The severance agreements protect the executives against a challenge by Cortland after a change in control occurs, providing the reimbursement of the executives’ legal expenses to enforce the agreements against Cortland after a change in control. The agreements have three-year terms, extending at each anniversary for one additional year. A copy of the severance agreement of each of Messrs. Gasior, Carney, and Lucido is attached as an exhibit to the Form 8-K Current Report filed by Cortland with the SEC on December 1, 2015.

If a change in control occurs and the total benefits or payments to which an executive is entitled constitute so-called “excess parachute payments” and are therefore subject to the 20% excise tax under Internal Revenue Code Sections 280G and 4999 (whether under the severance agreement or under any other compensation arrangement), Cortland must by the terms of the severance agreements also make an adjusted gross-up payment to Messrs. Gasior, Carney, and Lucido, compensating them for the excise tax as well as for income, payroll, and excise taxes imposed on that parachute payment excise tax reimbursement payment. A 20% excise tax is imposed under Section 4999 if the value of an executive’s aggregate change-in-control benefits – calculated according to procedures specified in Section 280G and accompanying IRS regulations – equals or exceeds three times the executive’s five-year average taxable compensation. The five-year average is known as the base amount. If the value of the aggregate change-in-control benefits equals or exceeds three times the base amount, a 20% excise tax is imposed on all benefits exceeding the base amount and the employer forfeits its compensation deduction for those same benefits. The total adjusted gross-up payment to Messrs. Gasior, Carney, and Lucido would consist of (1) a payment equal to the initial excise tax and (2) a gross-up payment that is equal to 80% of the difference between (x) the amount that would fully compensate the executives for all income, payroll, and excise taxes imposed on the excise tax reimbursement payment and (y) the excise tax payment itself. The gross-up benefit is not deductible compensation.

Salary Continuation Agreements. Messrs. Gasior, Carney and Lucido are also parties to salary continuation agreements with The Cortland Savings and Banking Company. The salary continuation agreements provide Messrs. Gasior, Carney and Lucido with an annual normal retirement benefit payable for 15 years, beginning at age 65 and payable regardless of whether the executives continue working past age 65. The annual benefit amount is $127,555 for Mr. Gasior, $129,840 for Mr. Carney, and $80,900 for Mr. Lucido. A reduced benefit is payable for termination before attaining age 65, the amount of the reduced benefit being the amount that amortizes over 15 years the liability accrual balance existing when termination occurs. Mr. Lucido’s early termination benefit is also subject to a vesting requirement, vesting in equal 10% increments on the first ten anniversaries of the agreement’s June 1, 2010 effective date, but becoming fully vested if a change in control first occurs. For termination before full vesting, Mr. Lucido’s early termination would be based on the vested accrual balance. If a change in control occurs before attaining age 65, instead of an annual retirement-age benefit Mr. Gasior and Mr. Carney would be entitled to an immediate lump-sum payment equal to the liability accrual balance projected to exist at their age 65 normal retirement age, but the payment would be discounted to present value. After a change in control Mr. Lucido would be entitled to a lump-sum payment equal to the existing liability accrual balance, but only if within 24 months after the change in control Mr. Lucido’s employment termination occurs involuntarily but without cause or voluntarily on account of an adverse change in employment circumstances to which he did not consent in advance. The salary continuation agreements employ the definition of the term change in control that is contained in Internal Revenue Code Section 409A and implementing regulations.

Like the severance agreements, the salary continuation agreements provide for reimbursement of legal expenses for the executives if the agreements are challenged by Cortland after a change in control occurs. The salary continuation agreements of Messrs. Gasior and Carney prohibit them from competing with the Bank for two years after employment termination. The prohibition against competition is void if a change in control occurs, however. Finally, although the salary continuation agreements do not commit Cortland to changing the executives’ benefit amounts in the future, as amended in late 2015 the agreements require Cortland to review every three years whether the retirement benefits payable under the agreements continue to be sufficient to provide the intended retirement income security for the executives. A copy of the agreement of Mr. Gasior and Mr. Carney – the November 24, 2015 Seventh Amended Salary Continuation Agreement – is included as an exhibit to the Form 8-K Current Report filed with the SEC on December 1, 2015. A copy of Mr. Lucido’s November 24, 2015 Amended Salary Continuation Agreement also is included as an exhibit to the Form 8-K.

If Messrs. Gasior, Carney and Lucido die before age 65 in active service to the Bank, instead of salary continuation agreement benefits payable to Messrs. Gasior, Carney and Lucido, their beneficiaries will receive a life insurance death benefit in a fixed amount. As informal financing for the salary continuation agreement payment obligation arising out of an executive’s death before retirement, the Cortland Savings and Banking Company purchased life insurance policies on certain officers’ lives, including Messrs. Gasior, Carney, and Lucido. The life insurance policies are owned by the Bank, but the Bank entered into endorsement split dollar arrangements allowing the executives to designate the beneficiary of a portion of the policy death benefits. The Bank will receive the remainder of the death benefits. Messrs. Gasior’s, Carney’s, and Lucido’s split dollar agreements provide that the split dollar life insurance benefit expires when the nonqualified deferred compensation obligation is fully accrued at age 65, even if the executive is still working for the Bank. Although the Bank expects the split dollar life insurance policy benefits to finance the expense for the payment obligations under the salary continuation agreements of Messrs. Gasior, Carney, and Lucido, the executives’ contractual entitlements under the agreements are not funded and remain contractual liabilities of the Bank. A copy of the agreement of Mr. Gasior and Mr. Carney – the April 19, 2011 Fourth Amended Split Dollar Agreement and Endorsement – is included as an exhibit to the Form 8-K Current Report that we filed with the SEC on April 22, 2011. A copy of the agreement of Mr. Lucido – the March 27, 2012 Endorsement Split Dollar Agreement – is included as an exhibit to the Form 10-K Annual Report that we filed with the SEC on March 29, 2012.

Group Term Carve Out Plan. In December 2000, the Bank purchased with a single premium payment approximately $2.8 million in life insurance on the lives of 22 officers, adopting a Group Term Carve Out Plan that allows those 22 officers to designate through a split dollar life insurance endorsement the beneficiary of a portion of the life insurance proceeds. The

Bank is entitled to all proceeds other than the portion allocable to the officers’ designated beneficiaries. A number of the original 22 officers have since terminated, but those who remain include Messrs. Gasior and Carney. The Group Term Carve Out Plan was amended and restated as of November 1, 2014. A copy of the November 1, 2014 Amended and Restated Group Term Carve Out Plan is included as an exhibit to the Form 8-K Current Report filed with the SEC on November 3, 2014. As amended and restated, the Group Term Carve Out Plan provides that – unless an individual participating officer’s split dollar life insurance endorsement states otherwise – an executive’s beneficiaries are entitled to one of the following death benefit amounts:

Pre-Retirement Death Benefit. If the executive dies before retirement, the death benefit is the least of (a) $500,000, (b) twice the executive’s current annual salary at the time of death, less $50,000, or (c) 100% of the life insurance policy net death proceeds, meaning total death proceeds minus policy cash surrender value, or

Post-Retirement Death Benefit. If the executive was no longer employed by the Bank at the time of death, but had terminated employment within one year after a change in control, or due to disability, or on or after the early retirement age of 62, the death benefit is the least of (a) $500,000, (b) the Executive’s most recent salary at the time of death, or (c) 100% of the life insurance policy net death proceeds, meaning total death proceeds minus policy cash surrender value.

The Bank receives the remainder of the life insurance policy death benefits, which should be sufficient to recover in full the Bank’s life insurance investment. No benefits are payable under the plan to any executive whose employment terminates before the age of 62, unless termination is due to disability or unless termination occurs within one year after a change in control. Benefits are payable to the executives’ beneficiaries in a lump sum. When the Group Term Carve Out Plan was amended and restated effective November 1, 2014, the split dollar life insurance endorsements of participating officers were also replaced by new endorsements. The new endorsements eliminate the pre-retirement death benefit. As a result, the designated beneficiary of a participating officer will be entitled to a life insurance death benefit under the Group Term Carve Out Plan if and only if the officer dies after employment termination, and only if employment termination occurred on account of disability, or within one year after a change in control, or after attaining age 62. The benefit amount is limited as described under the heading Post-Retirement Death Benefit, above.

Employees also have life insurance benefits under the Bank’s group term life insurance program, paying benefits up to twice the executive’s current annual salary at the time of death to the executive’s beneficiaries if the executive dies while employed by the Bank.

Profit Sharing Program. The Bank maintains a profit sharing plan designed to provide incentives to eligible employees to contribute toward the achievement of superior performance. Eligible employees are those in good standing and who do not participate in other incentive programs. Executive management is not eligible. The Board performance criterion for 2015 was return on assets. Based upon the level of 2015 return on assets, the Board approved a profit sharing pool that paid 1.8% of salary for eligible employees.

Employee Benefit Plan 401(k). The Bank maintains a traditional 401(k) retirement plan for employees. In general, the Bank matches participants’ voluntary contributions up to 5% of gross pay. Employee contributions and matching contributions under the plan accumulate tax free until distributions begin at the employee’s normal retirement age. The goal of the 401(k) plan is to enable employees to provide for their own retirement and, combined with Social Security benefits, to ensure that their aggregate post-retirement income is maintained at a percentage of pre-retirement income sufficient to sustain a long-term retirement.

Perquisites and Other Compensation. The Compensation Committee annually reviews the perquisites that the management team receives. In the case of Messrs. Gasior, Carney and Lucido, membership in a golf or social club is encouraged to provide an appropriate forum for entertaining existing customers, developing and promoting new business and generally interacting with influential members of the local community.

IRC Limits. Cortland considers tax and accounting implications in the design of its compensation programs. Section 162(m) of the IRC places a limit on the tax deduction for compensation in excess of $1 million paid to the chief executive officer and four most highly compensated executive officers of a corporation in a taxable year. All of the compensation Cortland paid in 2015 to the named executive officers is expected to be deductible under Section 162(m). The Executive Compensation Committee retains the flexibility, however, to pay non-deductible compensation if it believes doing so is in the best interests of Cortland.

TRANSACTIONS WITH RELATED PERSONS

The Board is responsible for reviewing and overseeing the procedures designed to identify “related party” transactions that are material to Cortland’s consolidated financial statements or otherwise require disclosure under applicable laws and rules adopted by the SEC and the Board has the authority to approve such “related party” transactions. In addition, each director and executive officer of Cortland must complete a Director and Officer Questionnaire that requires disclosure of any transaction, arrangement or relationship with Cortland or the Bank during the last fiscal year in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest. Any transaction, arrangement or relationship disclosed by a director or executive officer in the questionnaire is reviewed and considered by the Board in making independence determinations with respect to directors and resolving any conflicts of interest that may be implicated.

During the Company’s 2015 fiscal year, the Bank entered into banking-related transactions in the ordinary course of business with certain executive officers and directors of Cortland (including certain executive officers of the Bank), members of their immediate families and corporations or organizations with which they are affiliated. It is expected that similar transactions will be entered into in the future. All loans made to directors and executive officers (i) were made in the ordinary course of business; (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Cortland; and (iii) did not involve more than the normal risk of collectability or present other unfavorable features. The outstanding principal balance of loans to directors, executive officers, and principal shareholders of Cortland (including certain executive officers of the Bank) and their associates as a group at December 31, 2015 was $4.7 million. As of the date of this Proxy Statement, all of these loans were performing loans.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal Two)

We are subject to Section 14A of the Securities Exchange Act of 1934, which requires that we provide to our shareholders the opportunity to vote on the compensation of the executive officers named in the Summary Compensation Table.

Commonly known as a say-on-pay vote, the shareholder vote required by Section 14A is an advisory vote, which means that the vote is not binding on us, on our Board of Directors, or on the Compensation Committee. The say-on-pay vote is intended to be a vote on the executive officer compensation that is disclosed in this proxy statement in accordance with the disclosure rules of the Securities and Exchange Commission.

The goals of our compensation arrangements are to provide fair and competitive compensation, to provide compensation that promotes the hiring and retention of the most talented personnel, to create incentives for and to reward superior performance, and to align the interests of our officers and employees with the interests of shareholders. We seek to avoid creating incentives for unnecessary or excessive risk-taking, avoid creating incentives for excessive focus on stock price performance instead of fundamental business values, avoid creating incentives to seek short-term benefits at the expense of long-term results, and avoid creating incentives to achieve short-term benefits with long-term risks. With the assistance of the Compensation Committee, the Board believes that Cortland’s compensation arrangements avoid these adverse incentives and instead reward performance promoting our long-term prosperity, although the arrangements are continually evolving and are and will remain subject to ongoing review and evaluation by the Board and by the Compensation Committee. We are asking shareholders to vote on the following resolution at the 2016 Annual Meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed in Cortland Bancorp’s Proxy Statement for the 2016 Annual Meeting in compliance with Item 402 of the Securities and Exchange Commission’s Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

Approval of a majority of the votes cast will constitute approval of this proposal to approve the named executive officer compensation disclosed in this proxy statement. An abstention or broker non-vote is not counted as a vote cast, and as a result will have no effect on the vote to approve the proposal. A proxy that does not specify voting instructions will be voted in favor of this non-binding, advisory proposal. Although the results of the say-on-pay vote will not be binding on us, we expect to take the results into account in future compensation decisions.

The Board recommends a vote FOR approval of the compensation of our named executive officers, as disclosed in this proxy statement.

RATIFICATION OF INDEPENDENT AUDITORS

(Proposal Three)

Cortland’s independent auditor for the year ended December 31, 2015, was S.R. Snodgrass, P.C. Subject to shareholder ratification, the audit committee has selected S.R. Snodgrass, P.C. to be Cortland’s independent auditor for the fiscal year ending December 31, 2016. We expect one or more representatives of S.R. Snodgrass, P.C. to be present at the Annual Meeting. The representative of S.R. Snodgrass, P.C. will have the opportunity to make a statement if desired, and will be available to respond to appropriate questions.

Fees of Independent Registered Public Accounting Firm. Fees contracted for services by S. R. Snodgrass, P.C. for each of the 2015 fiscal year and the 2014 fiscal year were as follows:

	2015	2014
Audit Fees (1)	$122,750	$119,250
Audit-Related Fees (2)	9,000	9,634
Tax Fees (3)	17,212	15,224
All Other Fees (4)	—	—

(1)	Audit fees consist of fees for professional services rendered for the audit of the Company’s financial statements, review of financial statements included in the Company’s quarterly reports, and for services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees are fees principally for professional services for the audit of the Company’s employee benefit plan.
(3)	Tax service fees consist of compliance fees for the preparation of original tax returns.
(4)	All other fees relate to consulting services in relation to strategic planning.

Pre-Approval of Services Performed by Independent Registered Public Accounting Firm. The Audit Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. The Chairman of the Audit Committee has been designated the authority by the Committee to pre-approve the engagement of the independent auditors when the entire Audit Committee is unable to do so. The Chairman must report all such pre-approvals to the entire Audit Committee at its next meeting. All of the services rendered by S.R. Snodgrass, P.C. to Cortland and its subsidiaries for the 2015 and the 2014 fiscal years were pre-approved by the Audit Committee.

Auditor Independence. The Audit Committee believes that the non-audit services provided by S.R. Snodgrass, P.C. are compatible with maintaining the auditor’s independence. To the best of Cortland’s knowledge, none of the time devoted by S.R. Snodgrass, P.C. on its engagement to audit Cortland’s financial statements for the year ended December 31, 2015, is attributable to work performed by persons other than full-time, permanent employees of S.R. Snodgrass, P.C.

Cortland’s Code of Regulations do not require the submission of the selection of independent auditors to shareholders for approval. However, the Board believes it is appropriate to give shareholders the opportunity to ratify the decision of the Audit Committee to appoint S.R. Snodgrass, P.C. as Cortland’s principal accountant. Neither the Audit Committee nor the Board will be bound by the shareholders’ vote at the Annual Meeting, but may take the shareholders’ vote into account in future determinations regarding the retention of an independent auditor.

Recommendation and Vote

The Board recommends a vote FOR ratification of the appointment of S.R. Snodgrass, P.C. as Cortland’s independent auditor for the fiscal year ending December 31, 2016.

AUDIT COMMITTEE MATTERS

Audit Committee Report for the Fiscal Year Ended December 31, 2015

The Audit Committee has reviewed the audited financial statements for the year ended December 31, 2015, and has discussed the audited financial statements with management. The Audit Committee has also discussed with S.R. Snodgrass, P.C., Cortland’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (having to do with accounting methods used in the financial statements). The Audit Committee has received the written disclosures and the letter from S.R. Snodgrass, P.C. required by Independence Standards Board Standard No. 1 (having to do with matters that could affect the independent registered accounting firm’s independence), and has discussed with S.R. Snodgrass, P.C. the independent registered accounting firm’s independence. Based on this, the Audit Committee recommended to the Board that Cortland’s audited consolidated financial statements be included in Cortland’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

J. Martin Erbaugh, Neil J. Kaback, Richard B. Thompson, and Anthony R. Vross

SUBMISSION OF SHAREHOLDER PROPOSALS

If any Cortland shareholder wishes to submit a proposal to be included in next year’s proxy statement and acted upon at Cortland’s Annual Meeting to be held in 2017, the proposal must be received by Cortland’s Secretary prior to the close of business on December 13, 2016. Upon receipt of a shareholder proposal, Cortland will determine whether or not to include the proposal in the proxy materials in accordance with applicable SEC Rules.

If a shareholder intends to present a proposal at the 2017 Annual Meeting, but has not sought the inclusion of such proposal in Cortland’s proxy materials, such proposal must be received by the Secretary of Cortland prior to the close of business on February 26, 2017, or the management proxies for the 2017 Annual Meeting will be entitled to use their discretionary voting authority, should such proposal then be raised, without any discussion of the matter in Cortland’s proxy material.

DELIVERY OF PROXY MATERIALS TO SHAREHOLDERS SHARING AN ADDRESS

SEC rules provide for “householding,” which permits Cortland to send a single annual report and a single proxy statement to any household at which two or more different shareholders reside if Cortland believes such shareholders are members of the same family or otherwise share the same address or in which one shareholder has multiple accounts, if in each case such shareholder(s) have not opted out of the householding process. Each shareholder would continue to receive a separate notice of any meeting of shareholders and a separate proxy card. The householding procedure reduces the volume of duplicate information that shareholders may receive and reduces Cortland’s expense. Cortland may institute householding in the future, and will notify those registered shareholders who will be affected by householding at that time.

Many brokerage firms and other holders of record have instituted householding. If your family has one or more “street name” accounts under which you beneficially own common shares of Cortland, you may have received householding information from your broker, bank, or other nominee in the past. Please contact the holder of record directly if you have any questions, require additional copies of the Form 10-K or proxy statement for the 2015 fiscal year, or to revoke your consent to household and, thereby, receive multiple copies once again. These options are available to you at any time.

OTHER BUSINESS

As of the date of this proxy statement, the Board knows of no other matters that will be presented for action at the annual meeting other than those discussed in this proxy statement. If any other business should properly arise, the persons acting under the proxies solicited by the Board have the discretionary authority to vote in accordance with their best judgment.

By Order of the Board of Directors,

Lance A. Morrison Secretary March 30, 2016

ANNUAL MEETING OF SHAREHOLDERS OF

CORTLAND BANCORP

May 24, 2016

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.snl.com/irweblinkx/GenPage.aspx?IID=100699&GKP=203211

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢ 20433000000000001000 4	052416

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE LISTED NOMINEES AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. To elect four directors to serve for terms of three years each until the Annual Meeting in 2019 and until their successors are elected and qualified.			2. To approve, on an advisory basis, the executive compensation of Cortland’s named executive officers as described in this proxy statement.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	NOMINEES:		3. To ratify the appointment of S.R. Snodgrass, P.C. as Cortland’s independent auditor for fiscal year ending December 31, 2016.	☐	☐	☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O James M. Gasior O Joseph P. Langhenry O Richard B. Thompson O Thomas P. Perciak

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s).

If no direction is made, this proxy will be voted FOR the nominees listed in proposal 1 and FOR proposals 2 and 3. Management and the Board recommend a vote FOR each of the proposals presented herein.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐	MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

ANNUAL MEETING OF SHAREHOLDERS OF

CORTLAND BANCORP

May 24, 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone.
Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.	COMPANY NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.	ACCOUNT NUMBER

GO GREEN - e-Consent makes it easy to go paperless. With

e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.snl.com/irweblinkx/GenPage.aspx?IID=100699&GKP=203211

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet or telephone.  i

¢ 20433000000000001000 4	052416

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE LISTED NOMINEES AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1. To elect four directors to serve for terms of three years each until the Annual Meeting in 2019 and until their successors are elected and qualified.			2. To approve, on an advisory basis, the executive compensation of Cortland’s named executive officers as described in this proxy statement.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	NOMINEES:		3. To ratify the appointment of S.R. Snodgrass, P.C. as Cortland’s independent auditor for fiscal year ending December 31, 2016.	☐	☐	☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O James M. Gasior O Joseph P. Langhenry O Richard B. Thompson O Thomas P. Perciak

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s).

If no direction is made, this proxy will be voted FOR the nominees listed in proposal 1 and FOR proposals 2 and 3. Management and the Board recommend a vote FOR each of the proposals presented herein.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐	MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

0                    ¢

CORTLAND BANCORP

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints James E. Hoffman, III, Joseph E. Koch and Anthony R. Vross as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of common stock of Cortland Bancorp which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Squaw Creek Country Club, 761 Youngstown-Kingsville Road, Vienna, Ohio 44473 on Tuesday, May 24, 2016 at 10:00 a.m. EDT, or any adjournment thereof.

(Continued and to be signed on the reverse side.)

¢ 1.1	14475 ¢